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                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


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

                                  Luby's Inc.
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Luby's, Inc.

2211 Northeast Loop 410
San Antonio, Texas 78217-4673
210/654-9000                                          [LUBY'S LOGO APPEARS HERE]

Mailing Address:
P. O. Box 33069
San Antonio, Texas 78265-3069



December 12, 2000


Dear Fellow Shareholders:

As you are probably aware, Luby's announced very disappointing results for the first quarter of fiscal 2001. Information about the first quarter's results is included in the company's press release which is included with this letter. Obviously, these results are completely unacceptable to management and the Board of Directors. I am writing to assure you that your management and Board of Directors are working actively and aggressively to turn this situation around.

While the turnaround will take time, we have begun many initiatives in the last 60 days, all of which are designed to reverse our current trends by:

     o focusing on providing Luby's customers with the made-from-scratch food and quality dining experience they expect;

     o    improving Luby's operations to more effectively serve its customers;

     o    restoring the enthusiasm and sense of ownership of Luby's managers;
          and

     o    increasing sales through improved product offerings and marketing.

We have attached a detailed listing of the initiatives for your information.

Although they came too late to affect the first quarter's results, we believe these actions are already having a positive impact. Our recent Thanksgiving Day sales were most encouraging - an all time Luby's record. We believe morale among our managers is improving, and our new products have been well received by our customers.

Two of Luby's shareholders, calling themselves the Committee of Concerned Luby's Shareholders, have begun a costly and self-serving proxy contest to place themselves, together with one other candidate, on your Board of Directors. They have no experience managing any restaurant or comparable business. The negative publicity surrounding the proxy contest and the derogatory allegations made by the insurgents about Luby's food, its employees, and dining experience has certainly had a negative impact on our sales in recent months and made our efforts to reverse the negative sales trends more difficult.


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Letter to All Shareholders
December 12, 2000
Page 2


YOUR BOARD OF DIRECTORS URGES YOU NOT TO SIGN ANY BLUE PROXY SENT TO YOU BY THE COMMITTEE. EVEN IF YOU HAVE PREVIOUSLY SIGNED THE BLUE PROXY SENT TO YOU BY THE COMMITTEE, YOU CAN REVOKE IT BY SIGNING, DATING, AND MAILING THE LUBY'S WHITE PROXY CARD SUPPORTING YOUR BOARD. IF YOU NEED A WHITE PROXY CARD OR ASSISTANCE IN VOTING, PLEASE CALL 1-800-322-2885.

Despite the distraction of the insurgents' costly and self-serving proxy solicitation, let me assure you that our focus continues to be on our employees, the quality of our food, and the dining experience of our customers; we believe that focus will create the greatest return, in the long run, for our shareholders.

All of us in the Luby's family, the Board, management and employees, are pulling together to restore Luby's to its respected position in the restaurant industry and return the value of our stock that has been lost. Luby's greatest strength resides in its many loyal and committed employees and customers. With their continuing support and the patience and support of our shareholders, we can turn our current situation around and return Luby's to profitability.

Thank you for your continued support and interest.


On behalf of your Board of Directors,


/s/ DAVID B. DAVISS
David B. Daviss
Chairman of the Board and
Acting Chief Executive Officer







         On December 11, 2000, Luby's filed with the SEC definitive proxy materials which will be used to solicit votes for the election of directors at its Annual Meeting of Shareholders on January 12, 2001. The proxy statement contains the names of and certain information about the participants in any solicitation that may be represented by this letter and the definitive proxy materials. Copies of the proxy materials are available for no charge from Luby's proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885 and from the SEC's web site at www.sec.gov.

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                              OPERATING INITIATIVES

In the last 60 days Luby's has:

o BEGUN A SEARCH FOR A NEW CEO. Our search is intended to identify qualified candidates, both from inside and outside the Company. We have identified criteria we believe are necessary for Luby's new leader. We have used our contacts throughout the industry to identify qualified candidates. We have also hired an executive search firm to help us expand this list of candidates and to evaluate all candidates according to the criteria identified.

o UNIFIED ALL COMPANY FIELD OPERATIONS AND SUPPORT FUNCTIONS UNDER THE DIRECTION OF A SINGLE SENIOR VICE PRESIDENT, DARRELL WOOD. Darrell's experience as a manager and as an Area Vice President has already helped to more quickly identify problem areas in operations, to speed development and implementation of solutions to these problems, and to greatly increase open and honest communication between Luby's corporate office and field personnel.

o IMPLEMENTED A NEW MANAGER COMPENSATION PLAN. This new plan, implemented on November 1, 2000, provides greater incentives to managers from participation in store profits with bonuses for improved performance. This program is restoring the enthusiasm and sense of ownership of our employees as they directly participate in the improvement of their restaurant. We have even had calls from several former Luby's managers since November 1 seeking to return.

o REEMPHASIZED THE IMPORTANCE OF PROVIDING THE QUALITY "MADE-FROM-SCRATCH" FOODS THAT OUR CUSTOMERS Expect. Last year the Company decided to use a limited amount of outsourced (or value-added) food as part of a plan to reduce the in-store labor and kitchen size. In May 2000 the use of these outsourced products reached its maximum at 9.3% of the Company's purchases, which is a much smaller percentage than many of the Company's detractors would have you believe. However, it did have a negative impact on the perception of our customers and the flexibility of our managers. As a result, we have been reducing the use of outsourced products. Outsourced products now represent less than 6% of the Company's purchases, and we expect this percentage to decrease further as a result of the increased authority of managers to select the food products for use in their restaurants.

o RETURNED OUR CUSTOMER'S FAVORITE DISHES TO OUR MENUS. We have identified and enhanced menu items that have historically been popular with our customers. These dishes are being made available in all of our restaurants, and will be marketed aggressively.

o BEGUN DEVELOPING NEW PRODUCTS AND PRODUCT LINES. We believe our customers will find these new products and product lines appealing. These dishes are being thoroughly tested both from a consumer acceptance and an operational feasibility standpoint before they are introduced. We believe they will provide a vehicle for new marketing and promotional activity to build sales.

o REFOCUSED ON TRAINING TO PRODUCE HIGH QUALITY FOOD. We have centralized our training program in San Antonio for new managers under the guidance of a long-tenured Luby's field operations executive. Continuing education for existing managers is being conducted in the field on a regular basis. All training is focusing primarily on food quality.

o BEGUN AN INTEGRATED MARKETING PROGRAM. This integrated marketing campaign featuring television and radio advertising in major market areas supported with print media and limited coupons, is designed to encourage new trial and increased frequency. This campaign began after Thanksgiving and will continue through January.